Exhibit (p)(3)

Ashmore Investment Management (US) CORPORATION

CODE OF ETHICS

1. PURPOSE

Ashmore Investment Management (US) Corporation (“Ashmore”) will market the UCITS and other non US registered funds (in jurisdictions such as Guernsey, Luxembourg and the Cayman Islands) of its affiliate Ashmore Investment Management Limited (“AIML”). Additionally, AIMUS will market and act as principal underwriter as defined under the Investment Company Act of 1940, for the Ashmore Funds (the “Funds”). The Ashmore Funds are US registered mutual funds managed by AIML. As the principal underwriter, AIMUS will act as an agent for the Ashmore Funds and will have the right to sell shares of the mutual funds to a dealer or to the public. In its role as principal underwriter, AIMUS will not hold customer funds or safe keep customer securities. AIMUS will also market closed end funds also managed by AIML.

In accordance with the Company Act Rule 17j-1 and the Advisers Act Rule 204A-1 (together “the Rules”) the Funds and their investment advisers must adopt a written code of ethics, which is reasonably designed to prevent specific individuals (“Access Persons” – see below) from conducting their personal securities transactions in a manner that interferes with the transactions of any client or otherwise to take unfair advantage of their relationship with clients and, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by a Fund, to (i) employ any device, scheme or artifice to defraud the Fund; (ii) make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading; (iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or (iv) engage in any manipulative practice with respect to the Fund. For purposes of this code of ethics, a security is “held or to be acquired” by a Fund if, within the most recent 15 days, the security is or has been held by a Fund; or is being or has been considered by a Fund or its investment adviser for purchase by the Fund; and includes any option to purchase or sell, and any security convertible into or exchangeable for, such a security.

The recordkeeping requirements in Rules 17j-1 and 204-2 are similar – where duplication would arise, a single record is acceptable.

In recognition of the above duties, Ashmore has adopted this Code of Ethics (“the Code”), which is in compliance with the Rules.

Ashmore must submit the Code to the Funds’ boards of directors for approval before its initial appointment as principal underwriter. Before doing so, Ashmore must certify to the Funds’ boards of directors that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. Ashmore will submit subsequent material changes to the Code to the Funds’ boards of directors within three months of such changes coming into effect.

Ashmore staff are required to sign a declaration that they have received, read and understood the Code, and any changes thereto, and will abide by the policies therein at all times. Failure to observe compliance guidelines and policies may result in disciplinary proceedings against them. If you are aware of a breach of the Code, you should immediately advise the Chief Compliance Officer of Ashmore and the Group Head of Compliance of AIML (the latter also being the Chief Compliance Officer of AIML).

2. ACCESS PERSONS

The Rules require compliance with the Code by persons defined as “Access Persons”. Ashmore has examined such definition, and is fully satisfied that a number of current members of staff and officers of AIMUS are at least equivalent to “Access Persons”. However. Ashmore requires compliance with the Code by all staff and directors except where the Ashmore CCO has determined that a particular individual does not, in the ordinary course of business, make, participate in or obtain information regarding the purchase or sale of Covered Securities by a Fund and does not have functions or duties in the ordinary course of business that relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities. Accordingly, Ashmore is satisfied that the Code more than meets the requirements of the Rules in this respect.

3. ASHMORE’S COMPLIANCE AND REPORTING OBLIGATIONS

The Ashmore CCO, in conjunction with AIML’s Group Head of Compliance, undertakes a regular compliance monitoring programme (“CMP”), the depth and frequency of its elements being structured to take account of compliance risk. Ashmore is satisfied that the CMP, which is sufficiently flexible to accommodate changes in business patterns, or to concentrate on specific areas that require attention, includes monitoring procedures that are capable of identifying material issues arising in connection with or material violations of the Code should they occur.

No less frequently than annually, Ashmore must furnish to the Funds’ board of directors, and the board of directors must consider, a written report that:

a)	Describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

b)	Certifies that Ashmore has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

This report will be coordinated with the report to be provided by AIML’s Chief Compliance Officer.

4. INSIDER DEALING

4.1 What Constitutes Insider Dealing?

In brief, insider dealing involves the use of non-public price sensitive information (or material non-public information) about a company to deal in securities on a recognised stock exchange in order to make a profit or avoid a loss. In the United Kingdom, insider dealing is a criminal offence leading to imprisonment and/or a fine.

An individual who has non-public information must not:

•	deal in “price affected securities”, whether for himself or on behalf of Ashmore;

•	encourage another to deal in price affected securities (whether or not that other person knows they are price affected); or

•	disclose the information to another person (other than in the proper performance of his employment).

This prohibition applies to all securities traded on a regulated market and includes shares, corporate and government debt futures, options and warrants relating to those securities, index futures and options, OTC derivatives and other derivatives.

“Inside information” means information which:

•	relates to particular securities or a particular issuer of securities (not to securities generally);

•	is specific or precise;

•	has not been made public but, if it were made public, would be likely to have a significant effect on the price of the securities (“price affected securities”).

Note that price affected securities may be those of another company in the same sector.

However, inside information does not include “market information” (essentially, information about purchases and sales of securities, the price at which securities are bought and the parties doing the buying and selling, as long as it is reasonable for an individual to have acted on the information).

For example, information about a secondary market placing would be market information, so it would not be insider dealing for salesmen to approach their clients in order to find places for the stock, thereby facilitating the transaction. There may be certain circumstances, however, where the size of the holding or its obvious origin could be deemed to be price sensitive information and the client should always be cautioned that the information is confidential and he should not therefore act on that information.

Information is regarded as being public if:

•	it is publicised in accordance with the rules of a regulated market in order to inform investors and their professional advisors;

•	it appears in records legally required to be open to public inspection;

•	it can be readily acquired by those likely to deal in the securities, or

•	it is derived from information, which is made public.

Information may be treated as being made public even though:

•	it can be acquired only by persons exercising diligence or expertise;

•	it is only communicated to a section of the public;

•	it can only be acquired by observation;

•	it can only be acquired on payment of a fee;

•	it is publicised only outside the particular country.

No Ashmore employee may dishonestly conceal any material facts for the purpose of inducing, or where he is reckless as to whether it may induce, another person (whether or not the person from whom the facts are concealed) to buy or sell an investment or to refrain from buying or selling an investment. This may include an Ashmore employee who conceals price sensitive information from a counter-party to induce him to deal if the concealment is dishonest.

10.2	Confidentiality Agreements

A substantial amount of Ashmore’s business involves corporate structuring and restructuring. Many discussions are conducted within the confines of confidentiality agreements. In these and other circumstances, Ashmore employees may receive price sensitive information.

Ashmore’s Legal and Transaction Management department (“LTM”) maintains a list of all Confidentiality Agreements, a summary record of the contents of each, and a summary record of any price sensitive information received other than pursuant to a Confidentiality Agreement. As part of its monitoring and control process of price sensitive information, and in its advisory capacity to Ashmore staff to prevent accidental passing on of confidential information, it has issued a memorandum entitled Confidentiality Agreements/ Restricted List, the contents of which you should be aware.

10.3	Restricted Issuer List

This is the means by which Ashmore typically manages confidential information in relation to Issuers that have listed securities on an investment exchange. As a precaution to prevent any Ashmore investment professional from effecting transactions or making an investment decision based on, or that should not be based on, confidential information obtained in the course of a proposed transaction, the member of staff with such confidential information must report the potential conflict to the Head of Legal and Transaction Management (“LTM”) before any communication of confidential information is made, whether internally or otherwise.

The Head of LTM maintains the “Restricted Issuer List” containing the names of the issuers/ securities involved, and circulates (periodically) this list to all Ashmore staff. The Head of LTM maintains and regularly updates and reissues the Restricted Issuer List.

Separate to the circulation of the Restricted Issuer List, the Head of LTM also communicates the names of Issuers to Compliance so they can be entered into thinkFolio (the firm’s order entry and compliance system).

With the approval of the Head of LTM, the member of staff with such confidential information may communicate it internally as necessary, but never externally. Such approval may be withheld if a major conflict of interest is identified, and additional procedures will be necessary in accordance with this Chapter.

Generally, companies are placed on the Restricted Issuer List in order to preclude sales and trading in their securities. An employee may not buy or sell for any Ashmore account, employee account or client account over which the employee has investment discretion or influence; recommend; advise; suggest; or participate in; a purchase or sale of any security of an issuer on the Restricted Issuer List. A transaction involving the issuer/securities identified on such list will only be allowed with the approval of the Heads of LTM and Compliance. With such approval, instruments that appear on the list will typically only be transacted (bought from or sold to) with the group of persons who are in receipt of the same Price Sensitive Information that resulted in the restriction being placed.

Each employee is responsible for complying with the limitations applicable to securities of issuers placed on the Restricted Issuer List. Unless an exception is granted by LTM or Compliance, (to meet the requirements of the FSA Rules (SYSC 10.2.2R)) no staff member is permitted to deal (“deal” includes subscribing, buying and otherwise acquiring, and selling or otherwise disposing of securities or any interest in securities, either for their personal account or for the account of a client), or counsel or procure others to deal, in the relevant restricted securities, or communicate the information to others likely to do so. Accordingly, the following activities in Restricted Issuer List securities are prohibited:

(i)	Proprietary trading for the account of any Ashmore corporate entity;

(ii)	Transactions on behalf of Ashmore funds and segregated client accounts;

(iii)	Personal account trading.

The Restricted Issuer List is solely for the internal use of Ashmore and its employees. The identities of companies on the Restricted Issuer List, as well as the limitations imposed on activities, and all confidential information obtained, are to be kept confidential within Ashmore by all personnel.

This Section 10 forms part of the Code of Ethics required for the purposes of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request

5. PERSONAL ACCOUNT DEALING

The following rules are established in order to:

•	maintain standards of conduct within Ashmore to the highest levels of integrity;

•	ensure that the interest of clients take precedence over the interests of Ashmore staff;

•	prevent Ashmore staff from engaging in the conduct specified in Section 1 (Purpose);

•	protect Ashmore staff from unfounded allegations of insider dealing or other abuses of confidential information.

The spirit, and not only the letter, of the rules should be observed.

5.1	Application of the rules

These rules apply to all personal dealings in securities (defined below) in which you have a direct or indirect beneficial interest and any dealings in securities by you (and your spouse), as an employee and/or director of Ashmore and applies whichever company within Ashmore employs you and whether you are permanent, temporary, contract or on probation.

In addition to dealings by you for your own account the rules also apply to dealings by you:

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for the account of a “Connected Person” - that is, anyone connected with you by reason of a domestic or business relationship (other than solely because that person is a client of Ashmore) such that you have influence over that person’s judgement as to how to invest his property or exercise any rights attaching to securities;

•

in your capacity as an executor or administrator of an estate, or as a trustee of a trust, in which a significant interest is held by you, or any associate of yours, or any company or partnership controlled by you or by such associate;

•

otherwise in your capacity as a personal representative or a trustee, except where you are relying entirely on the advice of another person from whom it is appropriate to seek advice in the circumstances; and

•	for the account of another person unless you do so in the course of your employment with Ashmore.

The reporting requirements below do not apply to any discretionary transaction entered into for you (i.e., transactions effected for, and securities held in, any account over which you have no direct or indirect influence or control), and without prior communication with you, provided that the discretion is not exercised by Ashmore (see Section 5.7 below for investments in Ashmore funds), or any transaction by you concerning a life policy or units in a regulated collective investment scheme (authorised or recognised unit trust).

For the purpose of these rules “securities” includes stocks and shares, debentures, bonds, units in unregulated collective investment schemes, government and public securities, certificates of deposit, warrants, futures, options, collateralised bond obligations (CBOs) and contracts for differences (e.g. forward rate agreements, interest rate swaps, market indices), whether US or foreign, and whether listed or unlisted. Bets placed on proprietary betting instruments (such as IG index, City Index or similar indices) are also covered, but the use of such instruments by Ashmore staff is discouraged.

“Securities” also includes any security as defined in section 2(a)(36) of the Investment Company Act of 1940 of the United States, and insofar as not included in the paragraph immediately above, includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganisation certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. This definition of “securities” does not include:

•	direct obligations of the Government of the United States;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.

•	shares issued by open-ended funds.

These rules also apply to making any formal or informal offer to buy or sell, taking up rights on a rights issue, exercising conversion or subscription rights, exercising an option and buying or selling an investment under any offer, including a takeover or tender offer, which is made to the public or all (or substantially all) the holders of the investment concerned.

You must take reasonable steps to ensure that any Connected Person acting on his own account observes the requirements of these rules as though they applied to him as well.

5.2	General Rule

Ashmore staff may not invest in any emerging markets debt or equity except through Ashmore’s own funds.

Subject to the limitations and prohibitions set out in these rules, you may otherwise deal in securities.

You must obtain the prior written approval of the AIML Group Head of Compliance before undertaking transactions in futures, options or contracts for differences. You must also obtain such prior written approval before undertaking transactions in an Initial Public Offering, or a Limited Offering (as such terms are defined in Rule 17j-1 (a) of the US Investment Company Act 1940). Any transaction approved by this procedure must be executed within 24 hours of the date of approval, or 4 weeks from the next dealing date in the case of Ashmore managed funds, otherwise the approval lapses.

You should note that it is the duty of the AIML Group Head of Compliance to check your compliance with the Personal Account Dealing rules and this will be done on a regular basis. Breaches will be recorded in Ashmore’s errors and breaches records which may ultimately result in disciplinary action.

5.3	Reporting Procedures

No later than 10 days after establishing the relationship, you must advise the AIML Group Head of Compliance of any firm through which you transact any personal dealing and provide details of any discretionary investment management agreements you have entered into by providing the name of the party with whom you have such agreement, and the date of the agreement. The AIML Group Head of Compliance will record this information in Ashmore’s Personal Accounting Dealing files including the date on which you reported the relevant agreement.

The AIML Group Head of Compliance will write to each firm (broker) identified by staff, requesting them to send a copy of all contract notes to the AIML Group Head of Compliance and all members of staff will provide their authority to the AIML Group Head of Compliance to do so. You must inform any authorised person with or through whom you effect any transaction that you are an employee of Ashmore.

The AIML Group Head of Compliance will require that the contract notes received meet all the information that is required to be reported under Rule 17j-1(d) of the US Investment Company Act of 1940, so that with respect to any transaction during the relevant annual or quarterly period in which you had any direct or indirect beneficial ownership, they should state:

•	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

The AIML Group Head of Compliance will record the date that the report was received.

5.3.1	Quarterly Declaration and Report

Following the end of each calendar quarter, the AIML Group Head of Compliance will provide you with a quarterly transactions/ holdings report and a declaration all of which you must sign and return within the requested time limit, which to meet the requirements of the US Investment Company Act of 1940 Rule 17j-1 will be no later than 30 days after the end of the relevant calendar quarter. You will be reminded of your obligations to clients, and your declaration will confirm that you have met the requirements of Ashmore’s Personal Account Dealing procedures, and that you have provided information in respect of all broker arrangements to ensure full and complete capture by the AIML Group Head of Compliance of your personal dealings in securities. If you have not provided complete information, your response must include information in respect of the missing securities, in the detail required in the section above, and details concerning omitted broker agreements (including the name of the broker, dealer, or bank with whom the account was established, the date the account was established, and the date of the report).

5.3.2	Annual Holdings Report

In accordance with the further requirements of the US Investment Company Act of 1940 Rule 17j-1, within 30 days of the end of each calendar year, you are required to provide the AIML Group Head of Compliance with an Annual Holdings Report containing the following information (up to date to within 45 days of the date on which you submit the report):

•	The title, number of shares and principal amount of each security in which you had any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with which you maintain an account in which any securities are held for your direct or indirect benefit.

The AIML Group Head of Compliance will record the date that your report is submitted to him, and will review all such reports for compliance with these procedures as appropriate.

5.4	Conflicts of Interest and Duty

You must not effect transactions in any security if to do so may, or may appear to, involve a conflict of your own interest with that of any client or with your duty to any client, or otherwise have an adverse effect upon the particular interests of any client.

Any person involved in the preparation of or approval of research must not effect any transaction in Ashmore funds, if Ashmore has published any research or article (that has not been withdrawn), unless the transaction is not contrary to the content of the research or article. In any case, all employee transactions in Ashmore funds require pre-approval by Compliance (see Section 5.7 below).

You must not effect any transaction if you know or should know that Ashmore has accepted instructions from a client, or has decided on behalf of a client, to effect a transaction and the instructions or decisions have not yet been carried out. This applies whether or not Ashmore’s transaction is likely to affect the price of the securities concerned, but it does not apply if Ashmore’s order cannot be executed owing to a limit price attached to it or the order is of such a size that it cannot be completed.

You must not accept any gift or inducement from any person, which is likely to conflict with your duties to any client of Ashmore.

You are not permitted to request or accept any financial accommodation, benefit or special dealing facilities from any stockbroker or dealer in securities outside the Ashmore group without the prior written consent of the AIML Group Head of Compliance.

You may not deal for an employee of another firm if you know or suspect that that employee is seeking to contravene or evade the provisions of any insider dealing regulations, the rules of his own organisation or the rules of any regulatory body responsible for the regulation of that firm.

If you effect any transaction in securities with or on behalf of a client whom you know to be an employee of a company or firm which carries on investment business and which relates to that particular investment, you must, unless you have good reason to believe that the company or firm has consented, inform the company or firm of the effecting of the transaction, its terms and the identity of the parties to it.

You must not effect any transaction in securities if you know or should reasonably know that Ashmore is prohibited from effecting the transaction for its own account or otherwise under the rules of its regulator.

If you are precluded by these rules from entering into a transaction, you must not procure any other person to enter into such a transaction or communicate any information or opinion to any person if you know, or have reason to believe, that the person will, as a result, enter into such a transaction, or counsel or procure some other person to do so.

5.5	Excessive and Speculative Dealing

Your personal dealings must not interfere with the performance of your duties nor must they be of such nature or extent as to risk bringing the business of Ashmore into disrepute. In particular this means:

•	You must not carry out transactions, which you cannot afford to settle.

•	Bear transactions (i.e. the sale of securities not owned by the seller) and uncovered options are not permitted.

•

Same day trading in the same security and/or any related security of any type is prohibited other than in exceptional circumstances and then only if prior written permission has been obtained from the Group Head of Compliance.

5.6	Inside Information - Insider Dealing

Alleged insider dealing and misuse of inside information is a very serious matter for Ashmore and its staff. See section 11 above.

5.7	Staff Dealing in Funds Where Ashmore or AIML is Investment Manager (“Ashmore linked products”)

Ashmore staff investment in emerging markets has to be made through Ashmore linked products.

Staff should not be in any better position when investing in Ashmore linked products than other investors in those products. Therefore, if you wish to make any purchase or sale you must commit yourself to doing so at least 14 calendar days before the dealing date. This period is to enable any unpublished price-sensitive information of which you may be aware, to become publicly available prior to the dealing date. Should you therefore wish to deal, you should ensure that you have ample time to obtain compliance approval and to submit your order before the start of the two-week period. The dealing subscription / redemption application must be sent to the administrator/registrar also no later than 14 calendar days in advance. This must be accompanied by a copy of the approved Consent to Dealing form (referred to in the paragraph below) and the application will be only be processed if the administrator is in possession of this. Otherwise, your purchase must be deferred until the next available dealing day.

Any staff wishing to buy or sell any Ashmore funds must obtain the prior written approval of the AIMLGroup Head of Compliance. Application should be made on the form available from the AIML Group Head of Compliance – Consent to Dealing in Ashmore–Linked Products.

If you invest in Ashmore linked products you will not be permitted to sell them for a period of at least 6 months. You may however transfer them to your spouse with prior Compliance approval.

The 14-day commitment period referred to above may be waived by the signature of both the Ashmore Chief Executive and the AIMLGroup Head of Compliance, but it should be noted that such waivers will not normally be given.

As with any personal trade, the AIMLGroup Head of Compliance should be provided with a copy of the relevant contract note(s.

You should refer to the AIMLGroup Head of Compliance if you wish to know which are the Ashmore linked products.

5.8	New employees

New employees are required to read and provide a written acknowledgement that they have read Ashmore’s Code of Ethics.

New members of staff may join with existing investment portfolios, which may include emerging markets assets. No later than 10 business days after the date of commencement of your employment, you must report the following information (an Initial Holdings Report) to the AIMLGroup Head of Compliance:

•	The title, number of shares and principal amount of each security in which you had any direct or indirect beneficial ownership at the commencement date of your employment;

•	The name of any broker, dealer or bank with whom you maintained an account in which any securities were held for your direct or indirect benefit at that date.

The AIML Group Head of Compliance will record the date that your report is submitted. Your initial holdings report must be current as of a date no more than 45 days prior to the date of commencement of your employment.

5.9	Existing Emerging Markets Portfolios

If you hold emerging markets assets, such assets may continue to be held or disposed of (see below), but may not be replaced unless in accordance with AIML’s PA Dealing procedures.

Before disposal, you must seek compliance approval from the AIML Group Head of Compliance. Before a deal is compliance approved, the AIML Group Head of Compliance will establish whether or not any fund will be dealing in the same asset. Approval will be granted for a period of 24 hours only – if you do not deal within this period, a fresh approval must be gained.

5.10	Record keeping

The AIML Compliance Department will keep individual records by employee, including reports, dealing permissions granted, together with contract notes/broker statements etc for a period of five years after the end of the fiscal year in which the relevant transaction or record is made, the first two years in an easily accessible place, and in accordance with Ashmore’s Retention of Records policy, which meets the record keeping requirements of Rule 17j-1(f) of the United States Investment Company Act 1940 and Rule 204-2 of the Investment Advisers Act 1940.

5.11	United States SEC Requirements

The requirements of this whole Section 5 are considered to be materially in compliance with the requirements of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request.

5.12	Ashmore Group plc Securities Dealing

The ordinary shares of Ashmore Group plc are listed on the London Stock Exchange (“Ashmore shares”). Transactions in Ashmore shares are subject to restrictions, which are set out in the Code for Dealing in Securities in Ashmore Group plc (the “Ashmore Group Code”).

The restrictions will also apply to the exercise of options held over Ashmore shares, whether or not any of the shares to be acquired under the exercise are proposed to be sold.

You are subject to a number of principles that you are required to understand, acknowledge and apply in practice. Failure to do so can have serious consequences for the Company. Please ensure that you read the Ashmore Group Code fully.

The main features of the Ashmore Group Code are as follows:

For the purposes of Ashmore Group plc securities dealing only, Ashmore personnel are divided into different categories, each with different obligations and/or restrictions:

a)	Directors;

b)	Persons Discharging Managerial Responsibilities (“PDMR”s) (Investment Committee members);

c)	Employee Insiders;

d)	All other Group Employees.

For the time being, the Board of Ashmore Group plc has determined that the Company will be prudent and any group employee not named in a) and b) above will be classed as c) an Employee Insider.

5.12.1  Dealing consent

All persons in the categories a), b) and c) above have been placed on an Ashmore Group insider list. Until you have been advised in writing that you have been removed from such insider list, you must obtain prior written consent to deal in Ashmore shares. You should complete and hand the form to the AIML Group Head of Compliance, who will consider whether consent can be granted, or in the case of categories a) and b) will pass the form on to the appropriate officer of Ashmore Group plc for consent. Without consent being notified to you, you must not undertake or initiate any dealing.

Clearance or refusal to a dealing request must be notified back to you within 5 days. You must effect an approved deal within 2 business days of being notified.

You must advise the AIML Group Head of Compliance immediately after you have dealt in Ashmore Group plc’s securities and produce a contract note in respect of the deal concerned

5.12.2	Prohibited periods

For as long as you remain in the category a), b) or c) above,

(i) you are prohibited from trading in the securities of Ashmore Group plc in certain closed periods, as follows:

a)	the period starting on 1st January each year up to and including the announcement of interim trading results for the period to 31st December (this will typically be in the following February); and

b)	the period commencing in July each year being 60 days prior to the announcement of the full year’s trading results for the year to 30th June (this will typically be in the following September); and

c)	the period commencing 10 business days prior to each of the two Trading Statements/ Interim Management Statements typically released by the Company in mid-April and mid-October each year.

The Company Secretary of Ashmore Group plc will inform the Group’s Directors and employees by email in advance of the beginning and end of each close period.

(ii) in seeking dealing consent, the fact that a limit order is to be placed must be specified. Prior to the commencement of each close period, all unfilled open orders must be cancelled unless they are subject to the rules of a Trading Plan discussed in 5.12.3 below.

(iii) you must not deal if you are in possession of inside information about Ashmore Group plc, nor should you pass on such information, nor should you encourage or discourage other persons from dealing in the shares of Ashmore Group plc if you are in possession of inside information.

5.12.3	Dealing under a Trading Plan

Ashmore Group plc Directors, PDMR’s, employee insiders and other employees who are subject to these rules (“restricted persons”) will be able to enter into a “trading plan” during an open period which will allow them to deal in the shares of Ashmore during a close period. Restricted persons can set up a trading plan during an open period that instructs a broker to buy and sell their shares, and exercise share options even during close periods on the basis that the dealing could not be influenced by any price sensitive information. By stating date and price caps in a trading plan during an open period, the sale or purchase will only take place if certain conditions are met.

Group employees wishing to deal under such an arrangement should refer to the Company Secretary or in his absence to the AIML Group Head of Compliance. You will be requested to complete the Trading Plan document prior to authorisation to deal being given in a close period. The Trading Plan document must be executed and submitted to your broker before the start of the relevant close period. If this is not done, you will not be permitted to deal during the close period.

For further information please refer to Section 1.3(B)(v) of the Ashmore Group Code (and Appendix1 thereof).

5.13	Ashmore Global Opportunities Limited Securities Dealing

The listing on the London Stock Exchange of Ashmore Global Opportunities Limited (“the AGOL Fund”) provides staff with the opportunity for buying and selling of the Fund’s ordinary shares (“AGOL shares”). However, given the AGOL Fund’s listed status, there are compliance requirements over and above those for other Ashmore products.

5.13.1	Prohibited periods

Ashmore[?] is subject to Chapter 14 of the Listing Rules in that it is an overseas company with a secondary listing on the LSE. It is not subject to the full listing rules and the Model Code, but has announced in its launch prospectus that it will follow the Model Code for its “Persons Discharging Managerial Responsibilities” (“PDMR”s). Its PDMRs are currently only its directors, although this could change at any time.

For as long as you are employed by Ashmore, and have not been notified that you are a PDMR of the AGOL Fund, you will not be subject to the close period restrictions of the Model Code.

However, as employees of a company in the same group as the investment manager of the AGOL Fund, Ashmore staff may be in possession of inside information1 , such as during the period the AGOL Fund’s monthly NAV is being calculated, and before such NAV is released to the LSE2 . AIML will therefore impose a number of Prohibited Periods for dealing between the close of business on the final business day of each month until the announcement to the LSE of such month’s NAV.

Furthermore, Prohibited Periods may be extended in January and July each year, until the AGOL Fund’s interim and final results announcements are made, if these dates are later than the December and June NAV announcements.

You must not undertake or initiate any dealing, nor should you encourage or discourage other persons from dealing in the AGOL Fund’s shares during a Prohibited Period. Any open orders made outside a Prohibited Period that remain unfilled must be cancelled prior to the start of the next Prohibited Period.

In addition, you must not deal at any time if you are in possession of inside information about the AGOL Fund, nor should you pass on such information, nor should you encourage or discourage other persons from dealing in AGOL shares if you are in possession of inside information.

5.13.2  Dealing consent

All Ashmore personnel have been placed on the AGOL Fund’s insider list at Ashmore. Until you have been advised in writing that you have been removed from this insider list, you must obtain prior written consent to deal in AGOL shares, making use of the form “Consent to Dealing in Ashmore Global Opportunities Limited Securities”,. This includes a declaration that you are not in possession of any inside information about the AGOL Fund at the time you seek consent to deal. You should complete and hand the form (at any time during the month) to the AIML Group Head of Compliance, who will consider whether consent can be granted. In the absence of the AIML Group Head of Compliance, the Ashmore Group plc Company Secretary or Group Finance Director can grant consent. Once you have handed over your form for consent to deal, you are irrevocably committed to dealing once such consent has been granted to you.

Dealing consent will only be granted after the end of a Prohibited Period. You may not undertake or initiate any dealing until consent has been granted.

If you submit a completed consent form in a Prohibited Period, as soon as reasonably practicable after the end of that Prohibited Period (i.e. following the announcement of the NAV or the preliminary/ final results announcements if applicable), the AIML Group Head of Compliance will advise you whether approval has been granted or not. You will first be asked to confirm that you are not in possession of any inside information about the AGOL Fund at that time.

[1]	“Inside information” is information of a precise nature which:

(i)	is not generally available,

(ii)	relates, directly or indirectly, to the Fund or any of AGOL’s shares, and

(iii)	would, if generally available, be likely to have a significant effect on the price of any of AGOL’s shares or on the price of related investments.

[2]	There may also at times be other types of inside information that have not yet been released to the LSE.

If you submit a completed consent form outside a Prohibited Period, the AIML Group Head of Compliance will advise you as soon as possible after receipt of the request whether approval has been granted or not.

If, in connection with an Investment Committee decision whereby one ore more Ashmore Funds / Accounts has been approved to invest in AGOL, you are deemed by the AIML Group Head of Compliance to have knowledge of such trade(s), you will not be granted approval to deal personally in AGOL until the third business day after all IC orders have been filled.

5.13.3.	Dealing

Once consent has been granted to you to make any purchase or sale you must place your order and it must be executed as soon as possible, and in any event within two business days including the day consent has been given.

You may place your order subject to one or more price limits, provided such limits are specified on the Consent to Dealing form. However, if your order or any part thereof has not been executed within two business days of consent being granted to you, you must re-apply for renewed consent for the balance of the order. Before such renewed consent may be granted, you will first be asked to confirm to the AIML Group Head of Compliance that you are not in possession of any inside information about the AGOL Fund at that time.

Any unfilled orders at the beginning of a Prohibited Period must be cancelled.

You must advise the AIML Group Head of Compliance immediately after you have dealt in AGOL shares and produce a contract note in respect of the deal concerned (or your broker can do so on your behalf in accordance with established Ashmore PA dealing procedures).

If you invest in AGOL shares you will not be permitted to sell them for a period of at least 6 months. You may however transfer them to your spouse with the AIML Group Head of Compliance’s prior approval, but he/she cannot sell them for a period of at least 6 months from date of transfer.

This Section 5 forms part of the Code of Ethics required for the purposes of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request

RETENTION OF RECORDS POLICY

This policy describes the required period for the retention of records and is based upon, amongst other things, the record keeping requirements of the Investment Company Act of 1940 and the Investment Advisers Act 1940 in the United States. The policy extends to all records, whether they be held in hard or soft (electronic) form, and includes email records.

It is a prerequisite of this policy that confidentiality of all records and information held by Ashmore and its staff shall be maintained, whether such records represent client information or information concerning the Ashmore group of companies. Current working files will be retained within lockable cabinets, which will be locked each evening. All files taken from the cabinets during the working day are to be returned to the cabinets each evening to ensure they are secured overnight.

Archived files will be kept in boxes and the boxes will be numbered and the contents listed on the outside of the box for ease of identification. A master list of all archive boxes and files will be maintained and a review of records in the archives will be undertaken at least once per annum to identify records, which can now be destroyed.

Type of record	Minimum retention period

Client files – current clients (includes general files, bibles and marketing files)	Indefinitely

Client files – terminated clients	3 years from date of termination

Client files – original documents	Indefinitely (safe custody)

Transaction records:
• Cash records • Trade tickets and confirmations • NAV / revaluations • Deal Books	3 years 5 years from settlement Indefinitely Indefinitely (safe custody)

Finance and accounting records
• Signed financial statements • Day to day transaction records • Banking records (e.g. statements) • Tax records (including VAT)	Permanently 10 years 6 years 6 years (from end of accounting period)

Compliance files:

•     Correspondence with regulators

•     Advertising files

•     Personal Account Dealing records

•     Client categorisation

•     Marketing categorisation

•     Breaches and complaints

•     Compliance Manuals

•     Other compliance related records

Indefinitely 3 years 5 years* 3 years from termination Indefinitely Indefinitely* Indefinitely* As determined by AIML Group Head of Compliance

Records relative to the US Investment Advisers Act of 1940: Compliance files:
• Copies of all policies and procedures that are in effect or were in effect (Rule 17 CFR 275.204-2) • Records documenting annual review of policies and procedures (Rule 17 CFR 275.204-2(a)(17)(iii))	5 years from end of relevant fiscal year 5 years from end of relevant fiscal year (first 2 years on site*)

Records relative to the US Investment Company Act of 1940:

•     Code of Ethics

•     Violations (and corrective actions) of Code of Ethics

•     Personal Account Dealing records

•     Record of all persons, who are or were required to make reports under Rule17j-1, or who are or were responsible for reviewing such reports

•     Annual report submitted to the Board of a Fund (Rule 17j-1(c)(2)(ii))

•     record of any decision (and reason for such decision) to approve the acquisition by investment personnel of IPOs or Limited Offerings

Maintain any version in effect in the last 5 years*.

At least five years after the end of the fiscal year in which the violation occurs*.

5 years (first two years easily accessible place*).

5 years*

at least five years after the end of the fiscal year in which the report is made (first two years easily accessible place*).

at least five years after the end of the fiscal year in which the approval is granted.

Employment Related:
• Application forms and interview notes • Personnel files and contracts of employment • Terminated staff records • Pension scheme records • Money Purchase Scheme (Equitable Life)	6 months Indefinitely 6 years Permanent 6 years from final transfer

Other:
• Counterparty documentation (ISDA/ISMA) • Insurance records • Documents of title/key agreements – Current • Documents of title/key agreements – Expired • Telephone calls	3 years from termination Permanent Indefinite 12 years 3 months on-line, each month there will be a tape back-up which will be retained for 5 years

*	Required to be kept on site at principal place of business.

For any records not listed above, or in the case of any doubt, refer to the AIML Group Head of Compliance for guidance.

This Retention of Records Policy forms part of the Code of Ethics required for the purposes of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request